UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                   FORM 12b-25
                           NOTIFICATION OF LATE FILING

                                                                 SEC FILE NUMBER
                                                                         0-08536


                                                                    CUSIP NUMBER



(Check One): [  ]  Form 10-K    [  ]  Form 20-F     [  ]  Form 11-K
[ X]   Form 10-Q     [  ]  Form N-SAR

For Period Ended: June 30, 2001
                  ------------------
[ ] Transition Report on Form 10-K
[ ] Transition Report on Form 20-F
[ ] Transition Report on Form 11-K
[ ] Transition Report on Form 10-Q
[ ] Transition Report on Form N-SAR
For the Transition Period Ended:
                                 ---------------------------

================================================================================
    Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

================================================================================

 If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:
================================================================================

PART I -- REGISTRANT INFORMATION


Fulle Name of Registrant:  Regent Energy Corporation

Former Name if Applicable: NPC Holdings, Inc.

Address of Principal Executive Office (Street and Number):

650 North Sam Houston Pkwy. E. Suite 500
Houston, Texas  77060
City, State and Zip Code

PART II -- RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

    [X] (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

    [X] (b) he subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F,11-K or Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report of transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

    [ ] (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

PART III -- NARRATIVE

State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-Q, N-SAR, or the transition report portion thereof, could not be filed within the prescribed time period.


          Counsel just received the Form 10-QSB from the Registrant. We will have the Form 10-QSB filed within the 5 calendar day extension.

PART IV-- OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

Michael Pugh                          281                         931-3800
---------------               ------------------             -------------------
         (Name)                    (Area Code)               (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no,
identify         report(s).         [X] Yes              [ ] No


(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
[ ] Yes [X]  No

If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.


                            Regent Energy Corporation
                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date:   August 15, 2001                        By:  /s/ Michael A. Pugh
        ----------------------------                ----------------------------
                                                    Chief Financial Officer